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                                                                    EXHIBIT 23.1






                              Consent of KPMG LLP








Board of Directors
Insurance Auto Auctions


We consent to incorporation by reference in the registration statement No. 33-48805 and 333-48888 on Form S-8 of Insurance Auto Auctions, Inc. of our report dated March 27, 2001 relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Insurance Auto Auctions, Inc.





/s/ KPMG LLP




Chicago, Illinois
March 30, 2001